CONFIDENTIAL AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”) is made as of this day of June, 2018 by and between:

GENEREX BIOTECHNOLOGY CORPORATION

(the “Company”)

-and-

PHARMA TRIALS, LLC

(the “Purchaser”)

WHEREAS the Company and the Purchaser executed and delivered a Securities Purchase Agreement (the “SPA) dated as of March 28, 2017 pursuant to which the Purchaser purchased from the Company, and the Company sold to the Purchaser, an aggregate of three thousand (3,000) shares of the Company’s Series “H” Convertible Preferred Stock (the “Series H CPS”);

AND WHEREAS the Series H CPS are convertible into shares of the Company’s common stock (the “Conversion Entitlement”);

AND WHEREAS the Company is in the midst of its pursuit of the following specific strategic transaction opportunities in furtherance of its business plan (the “Prospective Transactions”), particulars of which Prospective Transactions have been disclosed by the Company to the Purchaser: (i) acquisition of a mail-order pharmacy network; (ii) acquisition of a management services organization (MSO); and, (iii) acquisition of a compounding pharmacy;

AND WHEREAS the Company has a present intention, but not the obligation, to issue to the Company’s stockholders of record as of a record date to be determined by the Company’s Board of Directors (the “Board”) a Company common stock dividend (the “Dividend”) at a ratio (the “Ratio”) to be determined by the Board;

AND WHEREAS execution, delivery, and performance of this Amendment by the Purchaser is a condition precedent to the closing of the Prospective Transactions and the issuance of the Dividend,

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby irrevocably acknowledged, the Company and the Purchaser hereby covenant and agree that the SPA is hereby amended as follows:

1.	Notwithstanding anything to the contrary set forth in the SPA or in the Certificate of Designation in respect of the Series H CPS, from and after the date hereof and until the earlier of the Closing Date (as that term is hereinafter defined) and the Termination Date (as that term is hereinafter defined) the Purchaser will not exercise the Conversion Entitlement. The Purchaser hereby affirms that, as at the date hereof, the Purchaser is the sole legal and beneficial owner of the Series H CPS and the Conversion Entitlement remains unexercised in toto.

2.	The term “Closing Date” in this Amendment means the date upon which the Company achieves the non-escrowed completion of its acquisition of not less than two of the hereinbefore identified three Prospective Transactions.

3.	The term “Termination Date” in this Amendment means October 31, 2018.

4.	In the event that the Company declares the Dividend, notwithstanding anything to the contrary set forth in the SPA or in the Certificate of Designation in respect of the Series H CPS, the Purchaser hereby waives its entitlement to the Dividend at the Ratio; provided that (a) the Ratio shall not exceed twenty for one, and (b) the Purchaser shall receive a Company common stock dividend of one share for every one share of Company common stock issuable to the purchaser upon exercise of the Conversion Entitlement in toto.

5.	The Purchaser hereby acknowledges and confirms that it has sought and received independent legal advice in connection with the Purchaser’s execution, delivery, and performance of this Amendment.

6.	In all other respects, the SPA remains in full force and effect and unamended as of the date hereof.

7.	This Amendment sets forth the entire agreement and understanding between the parties on the subject matter hereof. No other representation, inducement, promises, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

IN WITNESS WHEREOF the Company and the Purchaser have executed and delivered this Amendment as of the date first written above.

GENEREX BIOTECHNOLOGY CORPORATION

/s/ Joseph Moscato
Name: Joseph Moscato
Title: President & Chief Executive Officer
I have authority to legally bind the Company.

PHARMA TRIALS, LLC

/s/ Marissa Leighton
Name: Marissa Leighton
Title:
I have authority to legally bind the Purchaser.